[Logo]  [Canandaigua Wine Company]



October 5, 1999



Jon Moramarco
672 Greenview
Santa Rosa, CA  95403

Dear Jon:

I am pleased to confirm the terms of the offer extended to you for a position with Canandaigua Wine Company, Inc. ("CWC" or the "Company"). As discussed, the position is President and Chief Executive Officer reporting to me.

With regards to your compensation, the following describes the package:

o Starting biweekly base compensation of $13,269.23 ("Base Compensation") subject to all deductions and withholdings required by law.

o Upon your employment you will receive an option to purchase 50,000 shares of Canandaigua Brands, Inc. ("CBI") Class A Stock at the market price on the date of the grant which shall be as soon as practicable after your first day of employment. The option shall contain the standard terms contained in grants currently being made to employees with a similar level of responsibility.

o You will be eligible for participation in the annual Long Term Stock Incentive Plan which provides you with CBI Stock options with a target of
     1.5 times Base Compensation earned and a maximum of 1.75 times Base Compensation earned divided by the share market price on the date of the grant. For this fiscal year, the number of options you will receive will equal 1.5 times your actual Base Compensation earned divided by the share market price on date of grant.

o You will be eligible for a an annual discretionary bonus with a target of 50% and a maximum of 87.5% of your earned Base Compensation. Your bonus for this fiscal year, however, shall not be less than 50% of your actual Base Compensation earned.

o Relocation expenses will be reimbursed as per the Company's most inclusive option under its relocation policy. In addition, the Company shall reimburse you for temporary housing during a period of up to twelve (12) months prior to your family's relocation to the Rochester, NY area.

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o    You are eligible for three (3) weeks  vacation in each  calendar year until such time as you become eligible for more vacation under our vacation policy, as such policy is amended from time to time.

o If you are terminated by the Company without cause, as determined in the sole discretion of the Company, you will receive twenty-four (24) months (reduced as hereafter provided) of Base Compensation ("Severance") in full and final satisfaction of all the Company's obligations to you arising out of such termination, conditioned upon your agreement to the terms of and execution of the Company's standard form of Severance Agreement, General Release and Waiver, as such may be amended by the Company from time to time. Beginning with your first day of employment, for every two (2) months of employment, you will receive one (1) month less of Base Compensation as Severance such that at the end of one year of employment and during your remaining term of employment, you will receive no less than eighteen (18) months of Base Compensation as Severance arising out of a termination without cause, subject to the other terms herein above provided.

o You will be eligible for your first performance and compensation review which will be conducted and effective as of November, 2000.

o You will be eligible to participate in all existing employee benefit plans as you become eligible under the terms of such plans as amended, added to or discontinued from time to time, such as the health care, disability insurance, life insurance, profit sharing, 401(k) and employee stock purchase plans.

o    This offer is subject to the terms of the CWC Employment Application.


Lastly, by executing this letter of agreement, you acknowledge and agree that your employment with CWC is at will, meaning that it can be terminated by you or CWC at any time, with or without cause. You further understand and agree that this letter constitutes the entire agreement of the parties, and is governed by New York State law. You hereby consent to binding arbitration under the rules of the American Arbitration Association as they relate to commercial disputes in Rochester, NY as the sole and exclusive means for resolution of any disputes which may arise hereunder or in connection with your employment. No arbitration award shall include any punitive, incidental, consequential or special damages of any kind. Any such arbitration award may be entered in any court having appropriate jurisdiction. There are no other written or oral agreements of the parties, and this letter of agreement cannot be modified or amended, except in writing executed by your direct supervisor.

If you have additional questions regarding this offer, or any issues regarding your acceptance of this position, please call me within the next few days.



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Please  sign below and return  this  letter in the  enclosed  envelope so we can expedite your employment process.

Sincerely,

CANANDAIGUA WINE COMPANY, INC.



/s/ Robert S. Sands
---------------------------
Robert S. Sands

RSS:eb



ACCEPTED AND AGREED TO:


/s/ Jon Moramarco
---------------------------
Jon Moramarco

DATE:


October 7, 1999
---------------------------